UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2009

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

903 Calle Amanecer, Suite 100 San Clemente, California	92673
(Address of Principal Executive Office)	(Zip Code)

(949) 369-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 26, 2009, Sunstone Hotel Partnership, LLC, a wholly owned subsidiary of Sunstone Hotel Investors, Inc. (“Parent” or the “Company”), in its capacity as Borrower, and certain indirect wholly owned subsidiaries of the Company in their respective capacities as Subsidiary Guarantors, entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) that amended and restated the Revolving Credit Agreement, dated as of July 17, 2006 (as amended prior to June 26, 2009, the “Existing Credit Agreement”), with the initial Lenders, the Initial Issuing Bank, the Swing Line Bank, Citicorp North America, Inc., as Administrative Agent and as Collateral Agent, Wachovia Bank, National Association, as syndication agent, Calyon New York Branch, as co-syndication agent, Keybank National Association, as documentation agent, and Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC, as joint lead arrangers and joint book running managers. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement reduces the total commitments available under the Existing Credit Agreement from $200 million to $85 million, with the actual amount available at any given time determined by, among other things, the value of the Borrowing Base Assets (as defined below). The Amended and Restated Credit Agreement provides for a $10 million swingline subfacility and a $25 million letter of credit subfacility. Any amounts drawn under the Amended and Restated Credit Agreement will be used for general corporate purposes (excluding the repurchase of shares of common stock of the Parent). There are currently no borrowings outstanding under the Amended and Restated Credit Agreement, and there are $3.5 million of secured letters of credit under the letter of credit subfacility.

Borrowings under the Amended and Restated Credit Agreement will be secured by mortgages on five of the Company’s hotels (the “Borrowing Base Assets”) and liens on related equipment, fixtures and personal property, leases and rents, management agreements and certain other assets and all equity interests in any subsidiary of the Borrower that owns a Borrowing Base Asset. The facility is cross collateralized and cross defaulted among all Borrowing Base Assets. Assets may be removed or added to the pool of Borrowing Base Assets, subject to the satisfaction of certain conditions. The Borrower’s obligations under the Amended and Restated Credit Agreement are guaranteed by Parent and the Subsidiary Guarantors.

The obligation of the Lenders to make any advances under the Amended and Restated Credit Agreement is subject to certain conditions, including that the ratio of adjusted net operating income (as described in the Amended and Restated Credit Agreement) for all Borrowing Base Assets to debt service payments under the facility is equal to or greater than 1.50:1.00, provided that if the fixed charge coverage ratio (as described in the Amended and Restated Credit Agreement) is less than 1.15:1.00, the ratio of adjusted net operating income for all Borrowing Base Assets to debt service payments under the facility must be equal to or greater than 1.75:1.00.

Amounts outstanding under the Amended and Restated Credit Agreement bear interest at LIBOR plus the Applicable Margin for Eurodollar Rate Advances or the Citibank, N.A. prime lending rate plus the Applicable Margin for Base Rate Advances. The Applicable Margin ranges from 3.75% to 4.25% in the case of Eurodollar Rate Advances and 2.75% to 3.25% in the case of Base Rate Advances, depending upon the Borrower’s total debt leverage ratio (as described in the Amended and Restated Credit Agreement) and fixed charge coverage ratio. The Eurodollar Rate shall be no less than 1.50%. In addition, the Applicable Margin will increase by 2.0% upon the occurrence and during the continuance of an Event of Default. An annual fee of 0.50% will be assessed on the unused portion of the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement contains customary financial covenants, including certain leverage ratios, coverage ratios and minimum tangible net worth. The Amended and Restated Credit Agreement amends certain financial covenants contained in the Existing Credit Agreement to (a) reduce the facility’s minimum fixed charge coverage covenant from 1.50:1.00 to 1.00:1.00, with the Borrower having a one-time right to elect to reduce the fixed charge coverage ratio to 0.90:1.00 for a period of up to four consecutive calendar quarters, and (b) eliminate the Existing Credit Agreement’s 65% maximum total leverage covenant and replace it with a maximum net debt to EBITDA (as each is described in the Amended and Restated Credit Agreement) covenant of 9.50:1.00, with the Borrower having a one-time right to elect to increase the net debt to EBITDA covenant to 10.50:1.00 for a period of up to four consecutive calendar quarters. If the Borrower elects to reduce the minimum fixed charge coverage covenant as described in (a) above, or increase the maximum net debt to EBITDA covenant as described in (b) above, the Applicable Margin will be increased by 0.25% per quarter, during such period.

The Amended and Restated Credit Agreement also includes the following additional covenants related to the Borrowing Base Assets: (a) a maximum facility exposure to borrowing base value of 55%, which is reduced to 45% if the fixed charge coverage ratio is less than or equal to 1.15:1.00, (b) a covenant to maintain a minimum Borrowing Base Asset value of $50 million and (c) a covenant requiring that no single Borrowing Base Asset may account for more than 35% of the pool on an adjusted net operating income basis.

In addition, the Amended and Restated Credit Agreement contains customary covenants that may limit the ability of the Borrower, Parent and their Subsidiaries to, among other things: (i) incur liens; (ii) change the nature of their business; (iii) merge, consolidate or make certain acquisitions; (iv) sell or dispose of assets; (v) make distributions unless required to maintain REIT status; and (vi) make advances, loans or investments.

The Amended and Restated Credit Agreement contains customary events of default, including, but not limited to, failure to pay when due the principal of any advance under the Amended and Restated Credit Agreement; failure to pay interest or any other amounts due under the Amended and Restated Credit Agreement within three business days after becoming due; failure to comply with certain agreements or covenants contained in the Amended and Restated Credit Agreement, in certain cases for a period of 30 days after notice thereof from the Administrative Agent or any Lender Party; defaults or acceleration events with respect to certain other indebtedness; and certain bankruptcy events.

The Amended and Restated Credit Agreement will terminate on July 11, 2011, provided that the Borrower has the right to extend the Lenders’ commitments for an additional one-year period, if, among other things, no Default or Event of Default has occurred and is continuing or would result from such extension and the fixed charge coverage ratio is greater than 1.15:1.00. The Borrower will pay the extending Lenders a facility extension fee of 0.25% based on their respective commitments. The Borrower may, upon at least three business days’ notice, terminate in whole or in part any unused portion of the Amended and Restated Credit Agreement.

The above description of the Amended and Restated Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Amended and Restated Credit Agreement. A copy of the Amended and Restated Credit Agreement will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending June 30, 2009.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: July 1, 2009	By:	/s/ KENNETH E. CRUSE
Kenneth E. Cruse Chief Financial Officer